SIMPSON THACHER & BARTLETT LLP

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(212) 455-2000

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DIRECT DIAL NUMBER	E-MAIL ADDRESS
(212) 455-3066	JMERCADO@STBLAW.COM

VIA EDGAR

October 24, 2017

Re:	Acceleration Request for IRSA Propiedades Comerciales S.A. Registration Statement on Form F-3 (File No. 333-220896)

Securities and Exchange Commission
Division of Corporation Finance

100 F Street, N.E.
Washington, D.C. 20549

Attention: Jennifer Monick

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, we attach the request of our client, IRSA Propiedades Comerciales S.A., that effectiveness of the above-referenced Registration Statement be accelerated to 4:00 p.m., Washington, D.C. time, on October 25, 2017, or as soon as practicable thereafter.  We ask, however, that the Securities and Exchange Commission staff not accelerate such effectiveness until we speak with you on that date.

Please call me at (212) 455-3066 with any questions.

Very truly yours,

/s/ Jaime Mercado
Jaime Mercado

cc:                                 Securities and Exchange Commission

Jennifer Monick

IRSA PROPIEDADES COMERCIALES S.A.
Moreno 877, 22nd Floor (C1091AAQ)
Buenos Aires, Argentina

October 24, 2017

VIA EDGAR

Re:                             IRSA Propiedades Comerciales S.A.

Registration Statement on Form F-3

File No. 333-220896

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.
Washington, D.C. 20549

Attention: Jennifer Monick

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, IRSA Propiedades Comerciales S.A. (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:00 p.m., Washington, D.C. time, on October 25, 2017, or as soon as possible thereafter.

[Signature Page Follows]

Very truly yours,

IRSA PROPIEDADES COMERCIALES S.A.

By:	/s/ Matías Gaivironsky
Name: Matías Gaivironsky
Title: Chief Financial and Administrative Officer